Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
billlowe@KEMET.com
864-963-6484

KEMET Reports First Quarter Results of Fiscal Year 2009

Greenville, South Carolina (July 30, 2008) - KEMET Corporation (NYSE:KEM) today reported preliminary results for the first quarter ended June 30, 2008.  Net sales for the quarter ended June 30, 2008, were $242.8 million, which is a 32.6% increase over the same quarter last year, inclusive of recent acquisitions, and 0.7% higher than the prior quarter. Net loss was $(187.3) million, or $(2.33) per share for the current quarter, compared to a net loss of $(20.5) million for the prior quarter and net income of $7.0 million for the same quarter last year.  The current quarter loss includes a pre-tax impairment charge of $152.6 million.  Comparisons to prior periods are as follows:

	Fiscal Quarters Ended			Fiscal Years Ended
	Jun 2008	Mar 2008	Jun 2007	Mar 2008	Mar 2007
	(In Millions, Except Per Share Data)

Net sales	$242.8	$241.2	$183.1	$850.1	$658.7

Net income (loss)	$(187.3)	$(20.5)	$7.0	$(17.6)	$6.9
Net income (loss) per basic and diluted share	(2.33)	(0.24)	0.08	(0.21)	0.08

“The financial results for this quarter are below our expectations and are disappointing.   Revenue increased slightly this quarter over our last quarter, but rising energy costs, pricing pressure in our Asian markets, and general weakening economic conditions set up a difficult environment to take advantage of the positive revenue increase,” stated Per Loof, KEMET Chief Executive Officer.  “We announced today that we are taking swift actions to control our support costs and improve our financial results for the remainder of the fiscal year and provide a platform from which we can manage the business efficiently and at lower costs,” continued Loof.

The Company performs an annual test of impairment of its goodwill in the first quarter of each fiscal year and in any other quarter in which events occur that would cause the Company to reevaluate the value of its assets.  The Company performed this evaluation during this quarter and took into consideration both the market approach and the discounted cash flow approach to determine the fair value of the Company, its assets and its reporting units.  As a result of this review, the Company will record a $152.6 million estimated impairment charge which reduces both goodwill and long-lived assets by approximately $88.7 million and $63.9 million, respectively.  The goodwill impairment and long-lived asset charge to earnings reduce the results under U.S. generally accepted accounting principles, however, both are non-cash in nature and do not affect the Company’s cash flows.

The impairment was charged to the Ceramic Business Group and Film and Electrolytic Business Group in the amount of $76.4 million and $76.2 million, respectively.  The amount of the impairment should be considered an estimate until the Company has completed its required filing of Form 10-Q for the quarter.  Additionally, while the Company believes that it has adequately accounted for the impairment this quarter, the Company cannot provide certainty that changing economic conditions may not cause the Company to further reevaluate its fair value in a later quarter.

The first quarter results also included pre-tax charges for inventory write-downs and variances of $16.5 million, equipment relocation and integration costs of $4.1 million, and severance expense of $4.9 million which including the $152.6 impairment resulted in a reduction of our earnings per share of $2.22.

As a result of the Company’s impairment charge, the Company would not be in compliance with the consolidated minimum net worth covenant contained in its 6.66% Senior Notes, which currently have an outstanding principal amount of $40.0 million.  The Company has entered into an amendment with the holders of the Senior Notes which lowers the required minimum consolidated net worth through August 31, 2008, and the Company is in compliance with such covenant.  The Company is currently exploring alternatives to restructure or replace the Senior Notes.

If the Company is not successful in obtaining new funds to redeem the Senior Notes, or is not otherwise able to restructure, replace, or obtain an additional waiver of this covenant, the holders would be able to declare the Senior Notes due and payable.  This would also cause the Company to be in default under its existing agreements with UniCredit, relating to Euro 96.8 million (approximately $152 million) of outstanding indebtedness.  Further, a failure by the Company to either repay the Senior Notes or the UniCredit facility when due, or the absence of a recession of such repayment requirement by the holders of the Senior Notes and UniCredit, respectively, within 30 days, would allow the holders of the Company’s outstanding Convertible Senior Notes due 2026 to declare those Notes due and payable and require repayment of such Notes.  The Company currently has $175 million of outstanding Convertible Senior Notes.  The Company does not currently have the ability to repay the Senior Notes, the UniCredit facilities or its Convertible Senior Notes.  A failure by the Company to repay its debt when due and payable would have a material adverse effect on the Company.

OUR BUSINESS

•      Net sales for the June 2008 quarter were $108.8 million for the Tantalum Business Group, $53.2 million for the Ceramic Business Group and $80.8 million for the Film and Electrolytic Business Group.

•      By region, 23.6% of net sales for the June 2008 quarter were to customers in the Americas, 34.5% were to customers in Asia Pacific and 41.9% were to customers in Europe.

•      By channel, 47.8% of net sales for the June 2008 quarter were to distribution customers, 33.8% were to Original Equipment Manufacturing (“OEM”) customers and 18.4% were to Electronics Manufacturing Services (“EMS”) customers. Average selling prices for the June 2008 quarter, adjusted for changes in product mix, decreased 2.8% over the prior quarter.

•     Cash and cash equivalents decreased $45.9 million to $35.5 million during the quarter ended June 30, 2008, from $81.4 million at March 31, 2008. The decrease was primarily due to $22.4 million in debt payments, $11.2 million for capital expenditures and approximately $6.8 million for restructuring and integration payments.

•      During the June 2008 quarter, inventories decreased $7.6 million to $236.1 million from $243.7 million at March 31, 2008. Raw materials and supplies decreased $13.1 million in the June 2008 quarter, and work in process and finished goods increased $5.5 million.

	Fiscal Quarters Ended				Fiscal Years Ended
	Jun 2008	Mar 2008	Dec 2007	Sep 2007	Mar 2008	Mar 2007	Mar 2006
	(In Millions)
Raw materials and supplies	$85.5	$98.6	$89.4	$73.0	$98.6	$54.6	$45.7
Work in process and finished goods	150.6	145.1	132.6	98.2	145.1	99.3	79.4
	$236.1	$243.7	$222.0	$171.2	$243.7	$153.9	$125.1

•      Capital expenditures for the June 2008 quarter were $11.2 million.  Depreciation and amortization expense in the quarter was $16.0 million. We anticipate capital expenditures to be within a range of $24 to $26 million for fiscal year 2009.

	Fiscal Quarters Ended				Fiscal Years Ended
	Jun 2008	Mar 2008	Dec 2007	Sep 2007	Mar 2008	Mar 2007	Mar 2006
	(In Millions)
Capital expenditures	$11.2	$7.1	$11.6	$15.8	$43.6	$28.7	$22.8

Operating expenses for the June 2008 quarter remain in line with the March 2008 quarter.

	Fiscal Quarters Ended				Fiscal Years Ended
	Jun 2008	Mar 2008	Dec 2007	Sep 2007	Mar 2008	Mar 2007	Mar 2006
	(In Millions)
Selling, general & administrative	$28.2	$29.0	$28.1	$20.2	$99.0	$89.4	$49.7
Research and development	10.1	9.8	8.6	8.2	35.7	33.4	26.0

KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM. At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.

QUIET PERIOD

Beginning October 1, 2008, we will observe a quiet period during which the information provided in this news release and our quarterly report on Form 10-Q will no longer constitute our current expectations. During the quiet period, this information should be considered to be historical, applying prior to the quiet period only and not subject to update by management. The quiet period will extend until the day when our next quarterly earnings release is published.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about KEMET Corporation (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Fiscal Quarters Ended
	June 30,
	2008	2007

Summary of Operations:
Net sales	$242,844	$183,119
Cost of sales	225,589	143,542
Selling, general and administrative expenses	28,219	21,807
Research and development	10,096	9,067
Restructuring charges	6,797	2,549
Goodwill impairment	88,647	—
Writedown of long-lived assets	63,928	—

Operating income (loss)	(180,432)	6,154

Interest expense	5,646	2,600
Interest income	(238)	(1,861)
Other (income) expense, net	1,532	(307)
Income (loss) before income taxes	(187,372)	5,722
Income tax expense (benefit)	(80)	(1,310)
Net income (loss)	$(187,292)	$7,032

Net Income (Loss) Per Share Data:
Net income (loss) per share:
Basic	$(2.33)	$0.08
Diluted	(2.33)	0.08

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED  BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	June 30, 2008	March 31, 2008
ASSETS

Cash and cash equivalents	$35,501	$81,383
Accounts receivable, net	196,000	197,258
Inventories	236,062	243,714
Prepaid expenses and other current assets	17,552	15,692
Deferred income taxes	4,411	4,017
Total current assets	489,526	542,064
Property, plant and equipment, net	414,127	475,912
Assets held for sale	4,638	4,638
Goodwill	90,488	182,273
Intangible assets, net	31,510	35,786
Other assets	11,451	11,227

Total assets	$1,041,740	$1,251,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$208,690	$108,387
Accounts payable	126,824	131,468
Accrued expenses	67,006	59,626
Income taxes payable	—	3,524
Total current liabilities	402,520	303,005
Long-term debt	185,464	304,294
Other non-current obligations	77,852	80,130
Deferred income taxes	20,035	21,679

Common stock	882	882
Additional paid-in capital	323,101	323,359
Retained earnings	26,888	214,180
Accumulated other comprehensive income	65,310	65,565
Treasury stock, at cost	(60,312)	(61,194)
Total stockholders’ equity	355,869	542,792

Total liabilities and stockholders’ equity	$1,041,740	$1,251,900